FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-283864-04

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Wednesday, February 18, 2026 9:25 AM
Subject: BMARK 2026-B42 **INITIAL PRICE TALK** PUBLIC

BMARK 2026-B42 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	IPT	TGT $PX**
A-1	Aaa/AAA/AAA	8.602	30.000%	1.81	PREPLACED
A-2	Aaa/AAA/AAA	7.560	30.000%	3.26	J+110a	~103
A-4*	Aaa/AAA/AAA	*	30.000%	*	LCF-2	~101
A-5*	Aaa/AAA/AAA	*	30.000%	*	J+73-75	~103
A-SB	Aaa/AAA/AAA	26.371	30.000%	6.62	LCF-5	~103
A-S	Aa2/AAA/AAA	86.848	17.750%	9.93	J+90-95	~103

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	0.000 - 189.709	NA - 9.63
A-5	264.034 - 453.743	9.81 – 9.73

**ESTIMATE BASED ON CURRENT RATES - SUBJECT TO CHANGE

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH 212-250-5149
DAN PENN 212-250-5149
JIM O'BRIEN 212-250-5149
ASHNA JAIN 212-250-5149

BARCLAYS DESK CONTACTS:
BRIAN WIELE 212-412-5780
SEAN FOLEY 212-412-5780
SAM WATERS 212-412-5780
JONAH RYAN 212-412-5780
RYAN BOWMAN 212-412-5780

BMO DESK CONTACTS:
ALEX SMITH-CONSTANTINE 212-702-1866
EMILY OSTER 212-702-1866
TRINIAN DONOHOE 212-702-1866

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO 212-723-1295
MATT PERRY 212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER 212-357-8910
LISA SCHEXNAYDER 212-902-2330
YESHA DALAL 212-357-2047
ELLIE RIEHLE 212-357-8659

UBS SYNDICATE DESK CONTACTS:
SIHO HAM 212-713-1278
JARED RANDALL 212-713-8568

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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